Exhibit 99.1

PAINCARE ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Company More Than Doubles Operating Income and Net Income

ORLANDO, FL – (PR NEWSWIRE) – November 15, 2005 – PainCare Holdings, Inc. (AMEX:PRZ), a leader in the delivery of pain management solutions, including interventional pain management, minimally-invasive spine surgery, orthopedic rehabilitation, ambulatory surgery centers and diagnostics, today reported its financial results for the three- and nine-month periods, ended September, 30, 2005.

Financial Highlights for the Three-Month Period Ended September 30, 2005 Compared to Same Three-Month Period Ended September 30, 2004:

•	Revenues rose 99% to approximately $21.0 million from approximately $10.5 million,

•	Operating Income increased 152% to approximately $7.2 million from approximately $2.9 million; and

•	Net Income grew 125% to $3.5 million, or $.06 diluted earnings per share, compared to approximately $1.5 million, or $.04 diluted earnings per share.

Financial Highlights for the Nine-Month Period Ended September 30, 2005 Compared to Same Nine-Month Period Ended September 30, 2005:

•	Revenues increased 93% to approximately $51.0 million from approximately $26.4 million;

•	Operating Income improved 124% to approximately $17.2 million from approximately $7.7 million; and

•	Net Income increased 114% to approximately $9.1 million, or $.15 diluted earnings per share, compared to approximately $4.3 million, or $.11 diluted earnings per share.

As of September 30, 2005, the Company had approximately $41.0 million in cash and receivables and total stockholders’ equity of approximately $102.0 million. In addition, PainCare also achieved positive cash flow from operations of approximately $4.0 million for the current nine month reporting period, compared to positive cash flow of $1.7 million reported for the same period in the prior year. Working capital, as of September 30, 2005, stood at approximately $43.6 million.

Randy Lubinsky, Chief Executive Officer of PainCare, stated, “Successful execution of our business plan continues to drive strong revenue and earnings growth for our Company, as reflected in our third quarter results. In keeping with ‘Managing for Long Term Growth,’ our recently unveiled three-year plan for fostering PainCare’s growth and development through the year 2008, strategies moving forward will concentrate on perpetuating growth through accretive acquisitions, organic growth of our practices and surgery centers, expansion of our ancillary services platform and emphasis on consistently growing earnings-per-share at least 25% each year on a year-over-year basis. Our goal to self-finance future growth from internal cash flow within two years remains our ultimate objective and one that we are committed to achieving.”

At the Company’s recent Annual Meeting of Stockholders, PainCare issued revised 2005 and 2006 financial guidance. For the year ending December 31, 2005, PainCare expects to report revenues of $65-$67 million; operating income of $23.5-$24.5 million; $13-$13.5 million in net income; and $0.22-$0.23 earnings per fully diluted share. Year end results for 2006 are expected to show $100-$103 million in revenues; $37-$38 million in operating income; $20-$21 million in net income; and approximately $0.30-$0.31 earnings per fully diluted share. To achieve these 2006 financial objectives, PainCare expects to raise an additional $10 to $12 million in external financing, in addition to its operating cash flow, in the form of equity or debt; the terms and timing of which will be determined based on market conditions.

PainCare will also host a teleconference this afternoon, Tuesday, November 15, beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 1-800-218-8862 or via the internet at www.paincareholdings.com. For those unable to participate at that time, a replay of the web cast will be available for 90 days on www.paincareholdings.com.

PainCare Holdings, Inc.

Consolidated Balance Sheets

As of September 30, 2005 and December 31, 2004

	September 30, 2005 (Unaudited)	December 31, 2004 (Audited)
Assets
Current assets:
Cash	$18,086,682	$19,100,840
Accounts receivable, net	22,909,586	14,077,643
Due from shareholders	2,954,580	1,794,957
Deposits & prepaid expenses	3,455,423	1,117,317
Acquisition consideration paid in escrow	14,525,761	—

Total current assets	61,932,032	36,090,757

Property and equipment, net	10,935,321	7,119,065
Goodwill, net	85,069,645	55,237,910
Other assets	6,522,189	4,628,770

Total assets	$164,459,187	$103,076,502

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,247,741	$562,314
Acquisition consideration payable	916,667	17,900,833
Income tax payable	3,851,709	2,199,100
Interest payable	68,895	131,368

Current portion of notes payable	9,812,713	765,177
Current portion of convertible debentures	—	3,885,000
Current portion of capital lease obligations	1,437,600	930,117

Total current liabilities	18,335,325	26,373,909

Notes payable, less current portion	28,750,000	295,583
Convertible debentures, less current portion	10,456,000	17,186,000
Capital lease obligations, less current portion	2,562,850	2,190,627
Deferred income tax liability	715,752	1,500,200

Total liabilities	60,819,927	47,546,319

Minority interests	1,732,729	—

Stockholders’ Equity:
Common stock, $.0001 par value, authorized 75,000,000 shares; issued and outstanding 55,143,884 and 41,512,833	5,514	4,151
Preferred stock, $.0001 par value, authorized 10,000,000 shares; issued and outstanding -0- shares	—	—
Additional paid in capital	85,243,879	47,995,110
Retained earnings	16,610,811	7,499,546
Other comprehensive income	46,327	31,376

Total stockholders’ equity	101,906,531	55,530,183

Total liabilities and stockholders’ equity	$164,459,187	$103,076,502

PainCare Holdings, Inc.

Consolidated Statements of Operations (Unaudited)

For the Three and Nine Months Ended September 30, 2005 and 2004

	For the Three Months Ended September 30, 2005	For the Three Months Ended September 30, 2004	For the Nine Months Ended September 30, 2005	For the Nine Months Ended September 30, 2004
Total revenues:
Pain management	$14,904,949	$6,060,655	$35,460,297	$14,311,376
Surgeries	1,389,222	1,333,926	4,444,255	3,856,246
Ancillary services	4,569,489	3,067,121	11,083,701	8,270,878

Total Revenues	20,863,660	10,461,702	50,988,253	26,438,500

Cost of sales	3,279,321	1,303,902	8,295,102	4,363,899

Gross profit	17,584,339	9,157,800	42,693,151	22,074,601

General and administrative expenses	9,906,921	5,952,089	24,218,347	13,514,874
Amortization expense	91,318	127,894	333,661	264,476
Depreciation expense	418,665	229,665	924,542	596,050

Operating income	7,167,435	2,848,152	17,216,601	7,699,201

Interest expense	(1,376,216)	(523,351)	(2,355,325)	(1,236,367)
Other income	91,938	48,398	235,321	101,051

Income before income taxes	5,883,157	2,373,199	15,096,597	6,563,885

Provision for income taxes	2,129,200	831,320	5,608,200	2,298,060

Income before minority interest	3,753,957	1,541,879	9,488,397	4,265,825

Minority interest	280,060	—	377,132	—

Net income	$3,473,897	$1,541,879	$9,111,265	$4,265,825

Basic earnings per common share	$0.06	$0.05	$0.18	$0.15

Basic weighted average common shares outstanding	53,495,697	31,692,969	49,859,872	29,276,572

Diluted earnings per common share	$0.06	$0.04	$0.15	$0.11

Diluted weighted average common shares outstanding	65,020,702	39,265,988	62,860,091	38,721,269

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare is rapidly emerging as one of North America’s leading providers of cost-effective, high-tech pain relief. The Company has established and is growing a highly specialized, professional health services organization that is comprised of many internationally renowned neuro- and orthopedic surgeons, physiatrists and pain management specialists. Specifically, PainCare’s group of medical professionals offers pain sufferers a wide range of modalities including interventional pain management, minimally invasive spine surgery and orthopedic rehabilitation.

Through acquired or managed practices, and in partnership with independent physician practices, group practices and medical institutions throughout the country, PainCare also offers numerous ancillary services including MedX-Direct, a proprietary, on-site, turnkey orthopedic rehabilitation program; EDX-Direct, a comprehensive electro-diagnostic medicine program; diagnostic imaging services; Intra Articular Joint Program, a proprietary, non-operative treatment protocol for addressing knee pain and stiffness caused by osteoarthritis; and medical real estate services. In addition, the Company owns and operates nine ambulatory surgery centers.

For more information on PainCare Holdings, please visit www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices and the limited management practices; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Media Relations

Mike Krutzler, Higher Advertising, Inc.

at 407.447.1340 or via email at Mike@higheradvertising.com

Investor Relations

Stephanie Noiseux, Elite Financial Communications Group, LLC

at 407.585.1080 or via email at prz@efcg.net